Exhibit 99.1

Letter to Shareholders of Sandy Spring Bancorp, Inc.

Forward-Looking Statements Sandy Spring Bancorp makes forward-looking statements in the following letter to shareholders that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits assessments of market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management’s estimates and projections of future interest rates, market behavior, and other economic conditions; future laws and regulations; and a variety of other matters which, by their nature, are subject to significant uncertainties. Because of these uncertainties, Sandy Spring Bancorp’s actual future results may differ materially from those indicated. In addition, the Company’s past results of operations do not necessarily indicate its future results.

Letter from Hunter R. Hollar

President and Chief Executive Officer

LETTER TO OUR SHAREHOLDERS

Sandy Spring Bancorp has entered another successful year into our books by posting record earnings of $33.1 million for 2005. It has been an exciting year of growth and development as we focused our attention on what we do best: build client relationships

The client relationship is at the heart of Sandy Spring’s strategy. It is based on our ability to differentiate the client experience from competitors through true relationship-based treatment that focuses on the client’s best interest. Whether we are helping our clients to expand a business, buy a home, plan for retirement, protect assets, or manage bills, our desire is always to find the best possible solution to their needs. Our reputation for long-term strength and stability gives us a clear advantage in our market, allowing us to build mutually beneficial relationships and drive high performance.

FINANCIAL HIGHLIGHTS

Net income in 2005 was a record high of $33.1 million. Return on average equity was 16.21% for 2005 and places us among the top 25% of comparably sized banks across the country. Return on average assets for 2005 was very strong at 1.41%.

We entered 2005 with a surge of loan growth and sustained that momentum throughout the year to achieve 19.41% growth in average loans over 2004. Of note was 25% growth in (average) commercial loans. Growth did not compromise quality, as net charge-offs during 2005 were equal to the prior year’s outstanding performance of just .02% of average loans. The loan growth combined with the elimination of the declining leverage program in late 2004, wherein we had borrowed money from the Federal Home Loan Bank and invested those funds in federal agency securities, contributed to the increase in our net interest margin to 4.39% from 3.69% in 2004.

Non-interest income was $36.9 million for 2005, an increase of 19% across multiple business lines. Excluding net securities gains, the largest contributor to this increase was revenue from trust and investment management of which II $.9 million was from the acquisition of West Financial Services in the fourth quarter of 2005. Insurance agency commissions increased by 28% from increased contingent fees, and a full year of revenue from the Wolfe & Reichelt Agency acquired in late 2004.

Investment sales income declined 15% in 2005 from a deliberate change in product-line strategy away from transactional sales of single investment products toward managed accounts that create an ongoing investment relationship and provide annual recurring fee income. This change is aligned with our client strategy, and establishes a more consistent revenue source for future years. With the aging “baby boom” generation driving a need for insurance, wealth management, trust and investment services, Sandy Spring is positioned to meet this emerging demand.

CLIENT FOCUSED, COMMUNITY ORIENTED

At Sandy Spring, we believe that growth is critical. However, growth initiatives must take into account the availability of appropriate opportunities and the projected profitability of those opportunities. In 2005,we expanded our retail network with new community offices in Mt. Airy and Fulton – both areas of high growth. In addition, our long awaited Rockville Financial Center was completed and dedicated to the memory of Chairman Emeritus Samuel Riggs IV.

In 2006,we will add another community office in the Ballenger Creek area of western Frederick County. Sandy Spring has a long and valued reputation for being a community bank. In order to enhance our understanding of what makes each community unique, we have established advisory boards in Annapolis and Frederick comprised of local business leaders to augment our position in these developing markets. In addition, our ongoing active support at the local community level, through donations and employee volunteer hours, helps to define who we are as a company.

Our organizational culture is centered on maintaining our unique focus on the client. It’s about building a rewarding performance-based work environment for our people, and always about improving our position as a great community bank. In this era of intense competition, we believe the market will increasingly recognize and reward those companies delivering consistent, above-average results, and thus we will create value for our employees, clients, communities, and ultimately you, our shareholders.

Hunter R. Hollar

President and Chief Executive Officer